Exhibit 99.1

Silver Spring Networks Chairman, President and CEO Scott Lang

Announces CEO Succession Plan

Redwood City, CA – November 5, 2014 – Silver Spring Networks, Inc. (NYSE: SSNI), a leading networking platform and solutions provider for smart energy networks, today announced that Chairman, President, and CEO Scott Lang will transition into the role of Executive Chairman once a new CEO has been appointed. With Mr. Lang’s decision to initiate the CEO succession plan, the Company is now beginning its CEO search process.

“As I enter my eleventh year as Silver Spring’s founding CEO, I’ve never been prouder of what we’ve accomplished and more excited about the opportunity in front of us. My personal commitment to our customers, employees, and shareholders is unwavering. Upon the appointment of our new CEO, I will continue to hold an operating role as Executive Chairman to deepen our relationships with current and new customers, and partners.” said Scott Lang, Chairman, President, and CEO of Silver Spring Networks. “The vision we laid out more than a decade ago – that smart, connected devices would transform the industry for the benefit of consumers, cities, energy providers, and the planet – is being realized. As we embark upon our next decade, I will work to ensure a seamless transition and continue in an active role for the next several years.”

About Silver Spring Networks

Silver Spring Networks is a leading networking platform and solutions provider for smart energy networks. Silver Spring’s pioneering IPv6 networking platform, with over 19.5 million Silver Spring enabled devices delivered, is connecting utilities to homes and business throughout the world with the goal of achieving greater energy efficiency for the planet. Silver Spring’s innovative solutions enable utilities to gain operational efficiencies, improve grid reliability, and empower consumers to monitor and manage energy consumption. Silver Spring Networks’ customers include major utilities around the globe such as Baltimore Gas & Electric, CitiPower & Powercor, Commonwealth Edison, CPS Energy, Florida Power & Light, Jemena Electricity Networks Limited, Pacific Gas & Electric, Pepco Holdings, Progress Energy, and Singapore Power. To learn more, please visit www.silverspringnet.com.

Contacts

Noel Hartzell

Global Communications

650-839-4184

nhartzell@silverspringnet.com

Bonnie Hyun

Investor Relations

650-839-4664

bhyun@silverspringnet.com

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Forward-Looking Statements

This press release contains forward-looking statements about Silver Spring Networks’ expectations, plans, intentions, and strategies, including, but not limited to statements regarding the company’s succession plans and the momentum in Silver Spring’s business. Statements including words such as “anticipate”, “believe”, “estimate”, “expect” or “future” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in Silver Spring Networks’ documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Silver Spring Networks as of the date hereof. Silver Spring Networks assumes no obligation to update these forward-looking statements.